UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  March 12, 2008

Impac Mortgage Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

1-14100	33-0675505
(Commission File Number)	(IRS Employer Identification No.)

19500 Jamboree Road, Irvine, California	92612
(Address of Principal Executive Offices)	(Zip Code)

(949) 475-3600
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 12, 2008, Impac Mortgage Holdings, Inc. (the “Company”) received and accepted the resignations of Andrew McCormick and Richard Johnson.  Andrew McCormick, Executive Vice President and Chief Investment Officer of the Company will be leaving the Company as of March 31, 2008.  Mr. McCormick will be joining the staff of a major investment management firm.  Richard Johnson, Executive Vice President and Chief Operating Officer is resigning from his position as an officer or director of the Company and any of its affiliated entities, as applicable, effective as of March 12, 2008.   Mr. Johnson will continue to provide consulting services to the Company and will also continue to be responsible for special projects as designated by the Company.  As a result of the changes to the Company's business plan and from its consolidation efforts, the Company does not anticipate filling either of these positions at this time.

Item 8.01	Other Events.

The Company is in the final renegotiations to settle a significant portion of its repurchase liabilities and refinance its remaining warehouse borrowings resulting in an improvement of the Company’s financial condition. The Company anticipates the outcome of these negotiations will result in additional disclosures in the 2007 financial statements.  As a result, the Company will be unable to file its Form 10-K for the year ended December 31, 2007 by its due date of March 17, 2008.  The Company will be filing for an extension of the filing date, however, even though the Company will do everything it can to file the Form 10-K by the extension date, it is unlikely the Company will be able to do so.

The Company does not anticipate having an earnings call until after the Form 10-K is filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPAC MORTGAGE HOLDINGS, INC.

Date: March 14, 2008

	By:	/s/ Ron Morrison
	Name:	Ron Morrison
	Title:	Executive Vice President and General Counsel